AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF

THE RIGHTS AND PREFERENCES

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

JMG EXPLORATION, INC.

1.

Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be 1,950,000 Shares. The Series A Preferred Stock shall have a liquidation preference of $4.00 per share. The Series A Preferred Stock shall rank (i) prior to the common stock, par value $.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the JMG Exploration, Inc. (the “Company”). The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.

Dividends.

(a)

Payment of Dividends. The holders of record of shares of Series A Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of ten percent (10%) of the stated Liquidation Preference Amount (as defined below) per share per annum (the “Dividend Payment”), and no more, payable quarterly on the date of issuance of the Series A Preferred Stock (the “Issuance Date”) in cash, provided that the Dividend Payment shall be reduced to two percent (2%) for any shares of Series A Preferred Stock that have not been converted into Additional Units (as defined below in paragraph 8(a)) within 30 days following the effective date of the Initial Public Offering (as defined below in paragraph 8(b).  Such dividends on the Series A Preferred Stock shall be cumulative, shall be paid every quarter. Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Common Stock or any other equity securities of the Company ranking junior to the Series A Preferred Stock as to the payment of dividends. Such dividends shall accrue on each share of Series A Preferred Stock from day to day from the date of initial issuance thereof whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking on a parity with the Series A Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Common Stock or any other equity securities of the Company ranking junior to the Series A Preferred Stock as to the payment of dividends.

(b)

In the event of a dissolution, liquidation or winding up of the Company pursuant to Section 4, all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the day immediately preceding the date of payment of the preferential amount to the holders of Series A Preferred Stock. In the event of (i) a mandatory redemption pursuant to Section 9 or (ii) a redemption upon the occurrence of a Public Offering (as defined in Section 8(c)) or a Triggering Event (as defined in Section 8(d)) or at the election of the Company pursuant to Section 8, all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the day immediately preceding the date of such redemption. In the event of a voluntary conversion pursuant to Section 5(a), all accrued and unpaid dividends on the Series A Preferred Stock being converted shall be payable on the day immediately preceding the Voluntary Conversion Date (as defined in Section 5(b)(i)) and in the event of a mandatory or forced conversion pursuant to Section 5(c), all accrued and unpaid dividends on the Series A Preferred Stock being converted shall be payable on the day immediately preceding the Mandatory Conversion Date or Forced Conversion Date (as defined in Section 5(c)(iv)), as applicable.

(c)

For purposes hereof, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than redemptions set forth in Section 8 below or repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

3.

Voting Rights.

(a)

Class Voting Rights. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least fifty-one percent (51%) of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including, but not limited, to the issuance of any more shares of previously authorized Common Stock or Preferred Stock, ranking prior to or on parity with the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of junior stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of the Company’s junior stock; (iv) amend the Articles of Incorporation or By-Laws of the Company so as to affect adversely any right, preference, privilege or voting power of the Series A Preferred Stock; (v) effect any distribution with respect to junior stock; or (vi) reclassify the Company’s outstanding securities.

(b)

General Voting Rights. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Nevada law, the Series A Preferred Stock shall have one vote for each share of Series A Preferred Stock on all matters equal to that of the Common Stock except that for so long as at least 780,000 shares of Series A Preferred Stock are outstanding, then the Series A Preferred Stock voting as a class shall have the right to elect sixty percent (60%) of the members of the Company’s board of directors. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4.

Liquidation Preference.

(a)

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $4.00 per share (the “Liquidation Preference Amount”) of the Series A Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other junior stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent, outside accountant acceptable to the holders of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of junior stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(c)

Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 45 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5.

Conversion. The holder of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)

Right to Convert. At any time on or after the effective date of an Initial Public Offering, but no later than thirty (30) days thereafter, a holder of Series A Preferred Stock may elect to exchange their shares of Series A Preferred Stock for units at the rate of a unit for one share of Preferred Stock (collectively, the “Additional Units”) The Additional Units shall consist of one share of common stock and one common stock purchase warrant exercisable at $4.25 per share for a term of at least twelve (12) months from the effective date of the Registration Statement.  Any time after the expiration of the 30 day period following the Initial Public Offering a holder of shares of Series A Preferred Stock may, at such holder’s option, elect to convert all or any portion of the shares of Series A Preferred Stock held by such person into shares of fully paid and nonassessable shares of Common Stock equal to one share of Common Stock for each share of Series A Preferred Stock being converted.

(b)

Adjustments to Conversion.

(i)

Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable rate of conversion in effect immediately prior to the stock split shall be proportionately adjusted. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable rate of conversion in effect immediately prior to the combination shall be proportionately adjusted. Any adjustments under this Section 5(b)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)

Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable rate of conversion in effect immediately prior to such event shall be adjusted as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date.

(iii)

Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable rate of conversion shall be made and provision shall be made (by adjustments of the rate of conversion or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock.

(iv)

Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(b)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(b)(v)), then, and in each event, an appropriate revision to the rate of conversion shall be made and provisions shall be made so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)

Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(b)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(b)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the then applicable rate of conversion shall be made and provision shall be made so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(b)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this Section 5(b)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(c)

No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(d)

Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the rate of conversion or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable rate of conversion in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(e)

Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(f)

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A Preferred Stock at least 20 days prior to the date on which the Company closes its books or takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A Preferred Stock at least 20 days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(g)

Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading days immediately preceding the applicable date of conversion.

(h)

Reservation of Common Stock. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 150% of the number of shares of Common Stock for which the shares of Series A Preferred Stock are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder. The Company shall, from time to time in accordance with the Nevada General Corporation Law, as amended, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Company’s obligations under this Section 5(k).

(i)

Retirement of Series A Preferred Stock. Conversion of Series A Preferred Stock shall be deemed to have been effected on the applicable conversion date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered as required by this Section.

(j)

Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.

No Preemptive Rights. Except as provided in Section 5 hereof and in the Securities Purchase Agreement, no holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.

Conversion Restrictions. Notwithstanding anything to the contrary contained herein, the holders of Series A Preferred Stock may not issue a Conversion Notice for the conversion of shares of Series A Preferred Stock for less than 1,000 shares of common stock.

8.

Redemption.

(a)

Redemption Option. In addition to all other rights of the holders of Series A Preferred Stock contained herein, anytime prior to the effective date of a registration statement for an Initial Public Offering of shares of our common stock (as defined below), the Company may redeem, pro rata, up to eighty percent (80%) of each holder’s shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to $4.00 plus all accrued dividends thereon.

(b)

Initial Public Offering. An “Initial Public Offering shall mean an offering of securities of the Company pursuant to a registration statement on Form SB-2 (or such other form as may be appropriate) filed under the Securities Act of 1933, as amended, with and declared effective by the Securities and Exchange Commission (the “Registration Statement”). The Additional Units shall be included within and be covered by the Registration Statement.

9.

Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock, shall be required (a) for any change to this Certificate of Designation or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock or (b) for the issuance of shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement.

10.

Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

11.

Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. Therefore the Company agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available rights and remedies, to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

12.

Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

13.

Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.